EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-119830 on Form S-8 of our report on the consolidated financial statements and financial statement schedule of IntraLase Corp. and subsidiary dated March 6, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment in 2006), and of our report on management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of IntraLase Corp. and subsidiary for the year ended December 31, 2006.

Costa Mesa, California

March 6, 2007